Exhibit 16.1

January 9, 2007

Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

We are currently principal accountants for Tenet Healthcare Corporation (Tenet) and, under the date of March 9, 2006, we reported on the consolidated financial statements of Tenet as of and for the years ended December 31, 2005 and 2004, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005, and the effectiveness of internal control over financial reporting as of December 31, 2005. On January 3, 2007, we were notified that Tenet selected Deloitte and Touche, LLP (D&T) as its principal accountant for the year ending December 31, 2007 and that the auditor-client relationship with KPMG LLP will cease upon completion of the audit of Tenet’s consolidated financial statements as of and for the year ended December 31, 2006, and the issuance of our report thereon. We have read Tenet’s statements included under Item 4.01 of its Form 8-K dated January 9, 2007, and we agree with such statements, except that we are not in a position to agree or disagree with Tenet’s statement that the decision to dismiss KPMG was approved by the Audit Committee of the Board of Directors, or with any of the statements in paragraphs 2 and 6.

Very truly yours,

/s/ KPMG LLP